Exhibit 99.3

Al Noor Hospitals Group Plc

(Incorporated in England and Wales)

Company Number 8338604

Share Code: ANH

ISIN: GB00B8HX8Z88

Mediclinic International Limited

(Incorporated in the Republic of South Africa)

Registration number 1983/010725/06

Share Code: MDC

ISIN: ZAE000074142

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

THE FOLLOWING ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO AL NOOR SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE AL NOOR CIRCULAR AND PROSPECTUSES, AND THE MEDICLINIC CIRCULAR, THAT ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.

14 October 2015

RECOMMENDED COMBINATION OF

AL NOOR HOSPITALS GROUP PLC

(“Al Noor”)

and

MEDICLINIC INTERNATIONAL LIMITED

(“Mediclinic”)

Further to the announcements made by Al Noor and Mediclinic on 5 October 2015 and 6 October 2015, respectively, in relation to their discussions regarding a possible combination of the two companies, the board of Al Noor and the independent board of Mediclinic are pleased to announce that they have reached agreement on the terms of a recommended combination of their respective businesses (the “Combination”).

KEY HIGHLIGHTS

•                                          Creation of a leading international private healthcare group with deep operational expertise and a well-balanced geographic profile in Southern Africa, Switzerland and the United Arab Emirates (“UAE”), as well as exposure to the UK market through a minority stake in Spire Healthcare Group plc.

•                                          Al Noor, as enlarged by the acquisition of Mediclinic (the “Enlarged Group”), will on a revenue basis be the third largest private healthcare provider in South Africa, the largest in the UAE and the largest private medical network in Switzerland. The Enlarged Group had pro-forma revenue of USD4 billion for the fiscal period 2014/15, comprising 46% from Switzerland, 31% from South Africa and 23% from the UAE.(1)

•                                          The Enlarged Group will operate 73 hospitals with around 10,200 beds and 35 clinics, and will have nearly 32,000 employees.

•              The Combination is to be implemented by:

•                                          Al Noor acquiring Mediclinic pursuant to a South African scheme of arrangement, under which Mediclinic shareholders will receive 0.62500 new Al Noor shares for each Mediclinic share held(2) as well as the Mediclinic interim dividend expected to be paid in December 2015; and

•              Al Noor shareholders:

•      receiving a special dividend of GBP3.28 per Al Noor share; and

•                  having the opportunity to tender their shares to Al Noor for cancellation for a cash payment of GBP8.32 per Al Noor share (subject to scale back if more than 74,069,109 Al Noor Shares are tendered).

•                                          An existing Al Noor shareholder that tenders its shares (and assuming no scale-back under the tender offer) will receive cash of GBP11.60 per Al Noor share, which represents a premium of approximately 39% to the closing price of GBP8.35 per Al Noor share on 1 October 2015.(3)

•                                          The Combination will result in Mediclinic shareholders owning 84% to 93% of the Enlarged Group, depending on take-up by existing Al Noor shareholders under the tender offer and before the subscription by Remgro for new Al Noor shares (described below) to part-fund the tender offer.

•                                          The cash payments to existing Al Noor shareholders in respect of the special dividend and tender offer will be partly funded through (i) a subscription by Remgro Limited or its wholly-owned subsidiary for 72,115,384 new Al Noor shares at a fixed price of GBP8.32 per share, to raise proceeds of GBP600 million; and (ii) a loan facility of up to GBP400 million.

•                                          Mediclinic expects the Combination to be earnings neutral to Mediclinic shareholders in the first full year of consolidation and accretive thereafter.(4)

(1)              Mediclinic revenue based on fiscal period ended 31 March 2015; Al Noor revenue based on fiscal period ended 31 December 2014.

(2)              This ratio has been determined on the basis of the volume-weighted average trading price (“VWAP”) of Al Noor Shares on the LSE and Mediclinic Shares on the JSE for the five trading days ending on and including 1 October 2015. The volume-weighted average trading prices (in GBP) have been calculated with reference to the volume-weighted average trading prices as reported by Factset and Capital IQ.

(3)              1 October 2015 is the last day of the period used to calculate the VWAP of Al Noor Shares and Mediclinic Shares, respectively.

(4)              This statement is not intended as a profit forecast or estimate for any period nor should be interpreted to mean that earnings per share or headline earnings per share for the current or future financial years would necessarily match or exceed the historical published earnings per share or headline earnings per share.

•                                          On completion, Al Noor will be renamed “Mediclinic International plc” and the Enlarged Group will have a premium listing on the Main Market of the London Stock Exchange, as well as an inward secondary listing on the Main Board of the Johannesburg Stock Exchange and, possibly, on the Namibian Stock Exchange.

•                                          The board of the Enlarged Group will comprise a majority of independent non-executive directors. Two directors from the board of Al Noor, Ian Tyler and Seamus Keating, will be on the board of the Enlarged Group, which will also include existing directors of Mediclinic. The Chairman will be Edwin Hertzog (currently Chairman of Mediclinic) and the Senior Independent Director will be Ian Tyler (currently Chairman of Al Noor). The CEO of the Enlarged Group will be Danie Meintjes and the CFO will be Craig Tingle.

•                                          Mediclinic and Al Noor have obtained irrevocable undertakings from Sheikh Mohammed Bin Butti Al Hamed and Dr Kassem Alom (as shareholders of Al Noor), to vote in favour of the resolutions required to approve and implement the Combination (including the special dividend and the tender offer). Dr Kassem Alom is also a non-executive director of Al Noor. These irrevocable undertakings cover 34.3% of Al Noor’s outstanding shares as at 13 October 2015. Irrevocable undertakings have also been obtained from the directors of Mediclinic who hold Mediclinic shares, and from Remgro, to vote in favour of the resolutions required to approve and implement the Combination. These irrevocable undertakings cover 42.6% of Mediclinic’s outstanding shares as at 13 October 2015. These irrevocable undertakings remain binding if a competing proposal is made to either Al Noor or Mediclinic, but cease to be binding from the date on which the Combination lapses or is withdrawn in accordance with its terms.

Commenting on the proposed Combination, Danie Meintjes, CEO of Mediclinic, said:

“We are delighted to announce a combination of Mediclinic and Al Noor to create the leader in the important growth market of the UAE. Al Noor’s strong brand and delivery of high-quality patient care aligns closely with Mediclinic’s premium service offering, and its success is reflected in its strong financial track record of sustained growth. The combined business represents a unique platform from which to pursue numerous expansion opportunities in the high-growth UAE and wider Middle East healthcare market, reinforcing our commitment to providing investment to drive the delivery of world class healthcare services in the region. The Combination also further diversifies Mediclinic’s geographic profile internationally, gives us additional exposure to USD-based high-growth earnings, and generates incremental financial and trading benefits through a listing on the LSE.”

Commenting on the proposed Combination, Ronald Lavater, CEO of Al Noor, said:

“The companies make a compelling strategic fit, in terms of complementary geographies and a shared commitment to providing outstanding patient care. As one of the world’s largest acute hospital operators outside the United States, this will be a platform for further growth and delivery of world class service, benefiting all our stakeholders, from the communities we serve, to our talented employees and our investors. In the key growth market of the UAE, the combined company will be the largest private healthcare provider in the country (by revenue), giving patients access points in most major urban centres. We have an excellent opportunity to leverage this strength to expand coverage and service delivery, responding to burgeoning demand for world class healthcare.”

The Combination will be subject to the conditions set out in this announcement (including its appendices) and to the full terms and conditions that will be set out in the shareholder circulars to be published by Al Noor and Mediclinic, respectively, in due course. It is currently expected that, subject to the satisfaction or waiver of the conditions, the shareholder meetings will be held in December 2015 and the Combination will complete during the first quarter of 2016.

These highlights should be read in conjunction with, and are subject to, the full text of this announcement (including its appendices). A copy of this announcement will be available, subject to certain restrictions relating to persons resident in restricted jurisdictions, at www.alnoorhospital.com and www.mediclinic.com. The content of these websites is not incorporated into and does not form part of this announcement.

Analyst and investor presentations

An interview with Ron Lavater, CEO of Al Noor, and Danie Meintjes, CEO of Mediclinic, is available in video, audio and text format at: www.alnoorhospital.com and www.mediclinic.com and www.mediclinicalnoor.com.

A live teleconference/webcast of a presentation for analysts and investors will be available on www.alnoorhospital.com and www.mediclinic.com at 09h00 GMT today. An archived version of the webcast and slides will also be made available.

UK & International:	+44 (0) 1452 560 304
South Africa:	0800 982 995
Conference ID:	60700556

Replay facility

UK & International:	+44 (0) 1452 550 000
Conference ID:	60700556

Enquiries

Al Noor
Ronald Lavater (CEO)	+971 2 406 6992
Dr. Sami Alom (CSO)

Mediclinic
Danie Meintjes (CEO)	+27 (0)21 809 6500
Craig Tingle (CFO)

Rothschild (lead financial adviser and co-sponsor to Al Noor)
Robert Leitão	+44 (0)20 7280 5000
Hedley Goldberg
Chris Hawley

Goldman Sachs International (co-financial adviser and corporate broker to Al Noor)
Ben Thorpe	+44 (0)20 7774 1000
Nimesh Khiroya
Rainer Lenhard

Jefferies (corporate broker and co-sponsor to Al Noor)
Paul Nicholls	+44 (0)20 7029 8000
Henry Elphick

Morgan Stanley (financial adviser to Mediclinic)
Matthew Jarman	+44 (0) 20 7425 8000
Gergely Voros Risana Zitha

Rand Merchant Bank (financial adviser and sponsor to Mediclinic, financial adviser and sponsor to Remgro)
Paul Roelofse	+27 (0)82 379 9337

Brunswick Group LLP (communications advisers for the Combination)
Jon Coles / Craig Breheny	+44 20 7404 5959
(London)
Rupert Young / Dominic Whiting	+971 4 446 6270
(UAE)
Nic Bennett / Ammerance Kidson	+27 11 502 7300
(South Africa)

Linklaters LLP is advising Al Noor on matters of English law and US law. Webber Wentzel is advising Al Noor on matters of South African law. Slaughter and May is advising Mediclinic and Remgro on matters of English law, Cliffe Dekker Hofmeyr is advising Mediclinic and Remgro on matters of South African law and Cravath, Swaine & Moore LLP is advising Mediclinic and Remgro on matters of US law.

N M Rothschild & Sons Limited (“Rothschild”), which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as co-sponsor and lead financial adviser to Al Noor in connection with the potential transaction referred to in this announcement. Rothschild is acting exclusively for Al Noor and no-one else in connection with the potential transaction and save for any responsibilities and liabilities, if any, which may be imposed on Rothschild, in its capacity as sponsor by the Financial Services and Markets Act 2000, as amended, Rothschild will not be responsible to anyone other than Al Noor for providing the protections afforded to clients of Rothschild or for providing advice in relation to the potential transaction or the contents of this announcement or any transaction, arrangement or matter referred to herein.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for Al Noor and no-one else in connection with the potential transaction referred to in this announcement and will not be responsible to anyone other than Al Noor for providing the protections afforded to clients of Goldman Sachs International nor for providing advice in relation to the potential transaction. Neither Goldman Sachs International nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Goldman Sachs International in connection with the potential transaction or the contents of this announcement or any transaction, arrangement or matter referred to herein.

Jefferies International Limited (“Jefferies”), which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting as joint sponsor and joint corporate broker and provided financial advice to Al Noor in connection with the potential transaction referred to in this announcement. Jefferies is acting exclusively for Al Noor and no-one else in connection with the potential transaction and save for any responsibilities and liabilities, if any, which may be imposed on Jefferies, in its capacity as sponsor by the Financial Services and Markets Act 2000, as amended, Jefferies will not be responsible to anyone other than Al Noor for providing the protections afforded to clients of Jefferies or for providing advice in relation to the potential transaction or the contents of this announcement or any transaction, arrangement or matter referred to herein.

Rand Merchant Bank, a division of FirstRand Bank Limited (“RMB”) is acting as co-financial adviser to Remgro and Mediclinic and no one else in connection with the matters referred to in this announcement. In connection with such matters, RMB, its affiliates and its and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person other than Remgro and Mediclinic for providing the protections afforded to their clients or for providing advice in connection with the contents of this announcement or any other matter referred to herein.

Morgan Stanley & Co. International plc (“Morgan Stanley”), which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as co-financial adviser to Mediclinic and no one else in connection with the transaction referred to in this announcement. In connection with such matters, Morgan Stanley, its affiliates (including without limitation Morgan Stanley South Africa (Proprietary) Limited) and its and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in connection with the transaction, the contents of this announcement or any other matter referred to herein.

Overseas jurisdictions

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and South Africa may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or South Africa should inform themselves about, and observe, any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom or South Africa to vote their Mediclinic Shares with respect to the Mediclinic Scheme at the general meeting of Mediclinic, or to execute and deliver forms of proxy appointing another to vote at that meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This announcement has been prepared for the purpose of complying with law and regulation in the United Kingdom and South Africa and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions other than the United Kingdom and South Africa. Unless otherwise determined by Al Noor and Mediclinic, or required and permitted by applicable law and regulation, the Combination will not be made available, directly or indirectly, in, into or from any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Combination is sent or made available to Mediclinic shareholders in that jurisdiction (a “Restricted Jurisdiction”) and no person may vote in favour of the Combination by any such use, means, instrumentality or form within a Restricted Jurisdiction. Accordingly, copies of this announcement and any formal documentation relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from any Restricted Jurisdiction.

The availability of new Al Noor Shares under the Combination to Mediclinic shareholders who are not resident in the United Kingdom or South Africa may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom or South Africa should inform themselves of, and observe, any applicable legal or regulatory requirements. Further details in relation to Mediclinic shareholders in overseas jurisdictions will be contained in the circular to be posted to Mediclinic shareholders in due course.

Additional US information

These materials are not for distribution, directly or indirectly, in or into the United States (including its territories and possessions, any State of the United States and the District of Columbia). These materials do not constitute or form a part of any offer or solicitation to purchase or subscribe for securities in the United States or any other jurisdiction where such offer or sale would be unlawful. The new Al Noor Shares that may be received in the Combination have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any state or other jurisdiction in the United States, and may only be offered or sold in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 802 or another exemption available under the Securities Act, or the Combination may be structured in a manner such that it is not subject to the registration requirements of the Securities Act.

This business combination is made for the securities of Mediclinic, a South African company, by means of the Combination. Information distributed in connection with the Combination is subject to disclosure requirements of the United Kingdom and South Africa that are different from those of the United States. The financial information contained in this announcement has been prepared in accordance with IFRS that may not be comparable to the financial statements and financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under US federal securities laws, since Al Noor is located in the United Kingdom, and some of its officers and directors are residents of countries outside the United States. You may not be able to sue a UK company or its officers or directors in an English court for violations of US securities laws. It may be difficult to compel a UK company and its affiliates to subject themselves to a US court’s judgement.

You should be aware that Al Noor may purchase securities otherwise than under the Combination, such as in open market or privately negotiated purchases.

Mediclinic shareholders who are affiliates of Al Noor after the Combination will be subject to timing, manner of sale and volume restrictions on the sale of new Al Noor Shares received pursuant to the Combination under Rule 144 under the Securities Act. For the purposes of the Securities Act, an “affiliate” of a company is any person that directly or indirectly controls, or is controlled by, or is under common control with, the company. Holders of Mediclinic Shares that constitute “restricted securities” for purposes of Rule 144 under the Securities Act will receive new Al Noor Shares that also constitute restricted securities and will not be permitted to offer or resell in the United States the new Al Noor Shares they receive without registering that offer or sale under the Securities Act or conducting that offer or resale in reliance on an exemption from registration. The Securities Act would not generally restrict sale of new Al Noor Shares on the London Stock Exchange, provided that the sale had not been pre-arranged with a buyer in the United States. Shareholders who believe they may be affiliates for the purposes of the Securities Act should consult their own legal advisers.

Cautionary note regarding forward-looking statements

This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and businesses of Al Noor and Mediclinic and their respective groups, and certain plans and objectives of Al Noor with respect to the Enlarged Group. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of Al Noor, Mediclinic and the Enlarged Group to market risks and statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions, including as to future potential cost savings, synergies, earnings, cash flow, return on average capital employed, production and prospects. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goals”, “intend”, “may”, “objectives”, “outlook “, “plan”, “probably”, “project”, “risks”, “seek”, “should”, “target”, “will” and similar terms and phrases.

There are a number of factors that could affect the future operations of Al Noor, Mediclinic and the Enlarged Group and that could cause results to differ materially from those expressed in the forward-looking statements included in this announcement.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers should not place undue reliance on forward-looking statements.

For a discussion of important factors which could cause actual results to differ from forward-looking statements relating to Mediclinic and its group or Al Noor and its group, refer to Mediclinic’s Annual Report and Accounts for the year ended 31 March 2015 or Al Noor’s Annual Report and Accounts for the year ended 31 December 2014, as applicable.

Each forward-looking statement speaks only as of the date of this announcement. Neither Al Noor nor Mediclinic undertakes any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except to the extent legally required. In light of these risks, results could differ materially from those stated, implied or inferred from the forward-looking statements contained in this announcement.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that revenue, earnings, earnings per share, headline earnings per share, net asset value per share or tangible net asset value per share for Al Noor, Mediclinic or the Enlarged Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published revenue, earnings, earnings per share, headline earnings per share, net asset value per share or tangible net asset value per share for Al Noor or Mediclinic, as appropriate.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

THE FOLLOWING ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO AL NOOR SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE AL NOOR CIRCULAR AND PROSPECTUSES, AND THE MEDICLINIC CIRCULAR, THAT ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.

14 October 2015

RECOMMENDED COMBINATION OF

AL NOOR HOSPITALS GROUP PLC

(“Al Noor”)

and

MEDICLINIC INTERNATIONAL LIMITED

(“Mediclinic”)

Further to the announcements made by Al Noor and Mediclinic on 5 October 2015 and 6 October 2015, respectively, in relation to their discussions regarding a possible combination of the two companies, the board of Al Noor (“Al Noor Board”) and the independent board of Mediclinic (“Mediclinic Board”) are pleased to announce that they have reached agreement on the terms of a recommended combination of their respective businesses (the “Combination”).

1.             Principal terms of the Combination

Mediclinic

To effect the Combination, which will be subject to the approval of Al Noor shareholders and Mediclinic shareholders and to the other conditions summarised below, and to the full terms and conditions which will be set out in detail in the shareholder circular to be published by Mediclinic in due course, Al Noor will acquire all of the shares in Mediclinic pursuant to a scheme of arrangement of Mediclinic under section 114 of the South African Companies Act No. 71 of 2008 (the “SA Companies Act”) (the “Mediclinic Scheme”).

Under the terms of the Mediclinic Scheme, which will be governed by South African law, Mediclinic shareholders on the register on the relevant record date will be entitled to receive:

for each Mediclinic Share                                0.62500 new Al Noor Shares

This ratio has been determined on the basis of the volume-weighted average trading price of Al Noor ordinary shares (“Al Noor Shares”) on the LSE and Mediclinic shares (“Mediclinic Shares”) on the JSE for the five trading days ending on and including 1 October 2015. The volume-weighted average trading prices have been calculated with reference to the volume-weighted average trading prices (in GBP) as reported by Factset and Capital IQ.

Under the terms of the Mediclinic Scheme, participating Mediclinic shareholders will be entitled to elect either:

•                                          for their Mediclinic Shares to be repurchased, in consideration of which Mediclinic will be obliged to pay to the shareholder, in respect of each Mediclinic Share repurchased, a sum equal to the ZAR equivalent value of 0.62500 Al Noor Shares as at the effective date of the Mediclinic Scheme, on the basis that the Mediclinic shareholder’s right to payment will be ceded to Al Noor in settlement of an obligation assumed by that shareholder under the Mediclinic Scheme to subscribe for 0.62500 new Al Noor Shares in respect of each Mediclinic Share repurchased (the “Repurchase Option”); or

•                                          for their Mediclinic Shares to be transferred to Al Noor, in consideration of the allotment and issue to them of 0.62500 new Al Noor Shares in respect of each Mediclinic Share transferred (the “Exchange Option”).

The Repurchase Option will be the default position for all Mediclinic shareholders who are South African incorporated companies that do not make an election, while the Exchange Option will be the default position for all other Mediclinic shareholders that do not make an election.

The record date for determining the entitlement of Mediclinic shareholders to participate in the Mediclinic Scheme will be determined and announced in due course, but will be shortly before the Mediclinic Scheme becomes effective, which is expected to be in the first quarter of 2016.

Mediclinic shareholders will retain the interim dividend expected to be paid in December 2015.

Al Noor

Under the terms of the Combination:

•                                          existing Al Noor shareholders will be entitled to receive a special dividend of GBP3.28 per Al Noor Share held by them on the record date (described below), conditional on completion of the Mediclinic Scheme (the “Special Dividend”); and

•                                          existing Al Noor shareholders will also be provided with an opportunity to tender their shares to Al Noor for cancellation, for a cash payment of GBP8.32 per Al Noor Share (the “Tender Offer”), conditional on completion of the Mediclinic Scheme and on the High Court of Justice of England and Wales (the “Court”) confirming the associated reduction of capital of Al Noor. To the extent that more than 74,069,109 Al Noor Shares are tendered (being approximately 63% of Al Noor’s outstanding shares as at 13 October 2015), tenders will be scaled back.

The Special Dividend will be paid on all existing Al Noor Shares, including any that have been tendered pursuant to the Tender Offer.

The record date for determining the entitlement of existing Al Noor shareholders to receive the Special Dividend and to participate in the Tender Offer will be shortly before the date on which the Mediclinic Scheme becomes effective. Accordingly, Mediclinic shareholders will not be entitled to receive the Special Dividend or to participate in the Tender Offer in respect of any new Al Noor Shares to be issued to them pursuant to the Mediclinic Scheme.

Therefore, conditional on completion of the Mediclinic Scheme (and, in the case of the Tender Offer, on the Court confirming the associated reduction of capital), Al Noor shareholders will be entitled to receive:

for each existing Al Noor Share	GBP3.28 by way of the Special Dividend
plus, optionally
GBP8.32 if tendered pursuant to the Tender Offer
(subject to any scale-back)

If an existing Al Noor shareholder tenders its shares (and assuming no scale-back under the Tender Offer), the cash payment of GBP8.32 per share under the Tender Offer, together with the Special Dividend of GBP3.28 per share, values Al Noor’s shares at GBP11.60 per share, representing a premium of approximately:

•              39% to the closing price of GBP8.35 per Al Noor Share on 1 October 2015;(5) and

•              102% to the IPO issuance price of GBP5.75 per Al Noor Share on 26 June 2013.

It is a term of the Combination, and shall be a term of the Mediclinic Scheme, that if any dividend, distribution or return of value has been declared, announced, made or paid at any time by Al Noor after the date of this announcement (except for the Special Dividend and the Tender Offer), Al Noor shall be required to reduce the aggregate amount of the Special Dividend by an amount equal to the aggregate amount of such dividend, distribution or return of value (if applicable, based on the spot rate of exchange at the time of such declaration, announcement, making or payment).

Ownership of the Enlarged Group and stock exchange listings

The Combination will result in Mediclinic shareholders (including Remgro in its capacity as an existing Mediclinic shareholder, but before taking into account the equity subscription referred to in paragraph 8 below) owning between 84% and 93% of the Enlarged Group, dependent on take-up by existing Al Noor shareholders under the Tender Offer. After the equity subscription, Remgro’s holding will be between 41% and 45%.

Given the relative sizes of Al Noor and Mediclinic, the Combination will be classified as a reverse takeover of Al Noor under the Listing Rules of the UK Financial Conduct Authority (“FCA”). The Enlarged Group will retain its premium listing on the LSE and will have an inward secondary listing on the JSE and, possibly, the Namibian Stock Exchange. The Enlarged Group is also expected to qualify for inclusion in the FTSE 100 index. Al Noor is expected to remain tax resident in the UK.

2.             Background to and rationale for the Combination

The Boards of Mediclinic and Al Noor recognise the strong strategic merit in the Combination, with an excellent strategic fit between their operations in the UAE and also through the creation of a leading international private healthcare operator with a well-balanced geographic profile.

(5)              1 October 2015 is the last day of the period used to calculate the VWAP of Al Noor Shares and Mediclinic Shares, respectively.

Creation of the leading UAE platform

The Enlarged Group will be the largest private healthcare provider in the UAE (by revenue), with excellent relationships with key stakeholders. There is a strong strategic fit and the regional operations of the two businesses are complementary, given Mediclinic’s concentration at the high end of the acuity/quality curve and Al Noor’s focus on high-value patients, as well as respective strengths in the Dubai and Abu Dhabi healthcare markets.

Strong financial track record in the UAE

Al Noor has demonstrated a strong track record of growth in revenue and in earnings before interest, taxation depreciation and amortisation (“EBITDA”), with FY2010-14 compound annual growth rates (“CAGRs”) of 16.8% and 18.6% respectively, and EBITDA margins consistently above 20%. This has been driven by the broadening of its service offering, disciplined cost management and the successful execution of attractive growth opportunities. Al Noor is continuously pursuing expansion of its capacity and network as evidenced by the launch of a new hospital, Civic Centre Hospital (40 beds in Al Ain, UAE), and the addition of 28 beds in its existing Al Ain Hospital and six new medical centres across the UAE, all expected within Q4 2015 and H1 2016.

Significant growth opportunities to be exploited in the Middle East/Gulf region

Given substantial unmet medical needs in the Middle East, private healthcare delivery remains one of the fastest growing sectors due to a rapidly ageing demographic, an increasing incidence of lifestyle-related medical conditions such as diabetes and obesity, service gaps in the current healthcare market and growth in private health insurance. Given this, there is significant potential for the Enlarged Group to capitalise on the attractive growth opportunities in the region and deploy further capital, by way of both organic and inorganic investment.

Significant cost synergy potential

Following preliminary analysis undertaken by Al Noor and Mediclinic, there are opportunities for potential cost synergies to be exploited for the UAE businesses, given the complementary nature of the operations and the ability to leverage the scale of the Enlarged Group. Potential synergies are expected to be achieved primarily from procurement benefits from greater scale, creating a shared operations team in the UAE, the combination of existing corporate functions and the transfer of knowledge and best practices across the Enlarged Group.

Further diversification of earnings for the Enlarged Group

The Enlarged Group will be a leading international private healthcare provider with deep operational expertise and a well-balanced geographic profile in Southern Africa, Switzerland and the UAE, with exposure to the UK market through a minority stake in Spire Healthcare Group plc (“Spire”). The Combination will enhance the Enlarged Group’s geographic diversity and its positioning towards growth markets, with the UAE representing 23% of the Enlarged Group’s pro forma revenues. The Combination is also expected to provide the Enlarged Group with additional USD-based, high-growth earnings.

Incremental financial and trading benefits from premium listing on the LSE together with listing on the JSE

The Enlarged Group would benefit from a premium listing on the Main Market of the LSE and expected inclusion in the FTSE 100 index, together with an inward secondary listing on the Main Board of the JSE and, possibly, the Namibian Stock Exchange. The Al Noor Board and the Mediclinic Board believe that this will provide incremental advantages to the Enlarged Group through increased liquidity and greater access to a global investor base and a likely reduction in the Enlarged Group’s cost of capital.

3.             Information on Al Noor

Al Noor is the largest private integrated healthcare provider in the Emirate of Abu Dhabi with growing presence in other Emirates and Oman. Founded in 1985, Al Noor has 30 years of successful growth reinforcing the Group’s leading position in its core market, the Emirate of Abu Dhabi. It provides services across the broad spectrum of primary and secondary services, and continues to expand into selective tertiary care.

Al Noor currently operates through a network of three hospitals with 306 operating beds, 21 freestanding medical centres and an oncology centre (Gulf International Cancer Centre (“GICC”)) serving as a platform for the company-wide oncology service line. Al Noor’s network recorded around 2.0m outpatient visits in 2014. The expansion of Al Noor’s network is continuously pursued as evidenced by the launch of a new hospital, Civic Centre Hospital (40 beds in Al Ain (UAE)), and the addition of 28 beds in its existing Al Ain Hospital and six new medical centres across the UAE, all expected within Q4 2015 and H1 2016. The acquisition of Rochester Wellness (expected to complete in Q1 2016) also reinforces Al Noor’s growing presence in Dubai and Oman, and broadens its service offering. Al Noor’s group employs a highly-skilled workforce of more than 4,000 employees including 684 physicians best suited to cater to Al Noor’s core populations (over 75% of the physicians are Arabic speakers, serving mainly Emirati and enhanced-coverage patients). Al Noor was the first private hospital in Abu Dhabi City to obtain Joint Commission International accreditation, and today all of its hospitals are accredited and ISO 9001:2008 certified.

Al Noor is listed on the LSE and had a market capitalisation of GBP976 million as of 1 October 2015.

4.             Information on Mediclinic

Mediclinic, founded in 1983, is an international private healthcare group with operations in South Africa, Namibia, Switzerland and the UAE, and an investment in UK private healthcare through a 29.9% interest in LSE-listed Spire Healthcare Group plc. Mediclinic has been listed on the JSE since 1986. Mediclinic is also listed on the Namibian Stock Exchange. The Group’s head office is in Stellenbosch, South Africa.

Mediclinic focuses on providing acute care, specialist-orientated, multidisciplinary hospital services and related service offerings. It places science at the heart of its care process by striving to provide evidence-based care of the highest standard. Patients receive controlled and customised treatment, orchestrated by a team of medical professionals devoted to delivering the best possible clinical outcomes in multidisciplinary facilities of a world-class standard. Mediclinic has nearly 9,900 beds worldwide (excluding Spire).

As at 31 March 2015, Mediclinic had consolidated gross assets of ZAR79.179 billion (GBP4.39 billion) and profit for the year then ended (attributable to equity holders of Mediclinic) of ZAR4.297 billion.

5.             Irrevocable voting undertakings

Mediclinic and Al Noor have obtained irrevocable undertakings from Sheikh Mohammed Bin Butti Al Hamed and Dr Kassem Alom (as shareholders of Al Noor), to vote in favour of the resolutions required to approve and implement the Combination (including the Special Dividend and the Tender Offer). Dr Kassem Alom is also a non-executive director of Al Noor. None of the other directors of Al Noor holds Al Noor Shares. These irrevocable undertakings cover 34.3% of Al Noor’s outstanding shares as at 13 October 2015. The Al Noor Shares covered by these irrevocable undertakings are as follows:

Shareholder	Shares

Sheikh Mohammed Bin Butti Al Hamed	33,018,320

Dr Kassem Alom	7,055,946

Total	40,074,266

These irrevocable undertakings remain binding if a competing proposal is made to either Al Noor or Mediclinic, but cease to be binding from the date on which the Combination lapses or is withdrawn in accordance with its terms.

Mediclinic and Al Noor have also obtained irrevocable undertakings from the directors of Mediclinic who hold Mediclinic Shares, and from Remgro Healthcare Holdings (Proprietary) Limited, to vote in favour of the resolutions required to approve and implement the Combination. These irrevocable undertakings cover 42.6% of Mediclinic’s outstanding shares as at 13 October 2015. The Mediclinic Shares covered by these irrevocable undertakings are as follows:

Shareholder	Shares

Remgro Healthcare Holdings (Pty) Ltd	410,212,007

Edwin Hertzog	6,007,768

Danie Meintjes	337,860

Koert Pretorius	205,492

Craig Tingle	195,320

Ronnie van der Merwe	98,453

Total	417,056,900

These irrevocable undertakings remain binding if a competing proposal is made to either Al Noor or Mediclinic, but cease to be binding from the date on which the Combination lapses or is withdrawn in accordance with its terms.

6.             Board recommendation

The Al Noor Board and Mediclinic Board believe that the proposed Combination presents a compelling opportunity for Al Noor and Mediclinic shareholders to create value for both Al Noor and Mediclinic shareholders.

Al Noor

The Al Noor Board, which has received financial advice from Rothschild and Goldman Sachs International, considers the terms of the Combination to be in the best interests of Al Noor shareholders as a whole, and the waiver by the United Kingdom Panel on Takeovers and Mergers (the “UK Takeover Panel”) of the obligation to make a general offer to Al Noor shareholders in accordance with Rule 9 of the UK City Code on Takeovers and Mergers (“UK Takeover Code”) to be in the best interests of Al Noor shareholders. In providing their advice, Rothschild and Goldman Sachs International have taken into account the commercial assessments of the Al Noor Board.

Accordingly, the Al Noor Board intends to recommend unanimously that Al Noor shareholders vote in favour of the resolutions required to approve and implement the Combination (including the Special Dividend and the Tender Offer), the whitewash resolution in relation to Rule 9 of the UK Takeover Code, and related matters to be proposed at the Al Noor general meeting.

Background to and reasons for the Al Noor Board recommendation

Al Noor was admitted to listing to the Official List of the UKLA and to trading on the main market of the London Stock Exchange in June 2013 at an offer price of GBP5.75. Since then, Al Noor has delivered a strong track record of growth.

The Board of Al Noor recognises the strong strategic merit in the Combination through the creation of a diversified healthcare group with sizeable scale and a leading position in the UAE.

In addition, the Board of Al Noor believes that the terms of the Combination are attractive for Al Noor shareholders given the Special Dividend and the opportunity to participate in the Tender Offer, which provides a meaningful premium. If an Al Noor shareholder tenders its shares (and assuming no scale-back under the Tender Offer), it would receive cash of GBP11.60 representing a premium of approximately 39% to the closing price of GBP8.35 per Al Noor Share on 1 October 2015.

In considering its recommendation for the Combination, the Board of Al Noor has given due consideration to the recent proposal from NMC Health plc (“NMC”). Following the approach by NMC, the Board has evaluated the value proposition, transaction certainty and consideration mix under each of the Mediclinic and NMC proposals, and believes Mediclinic’s proposal to be in the best interests of Al Noor shareholders.

Mediclinic

As required under the SA Companies Act and the regulations thereunder (the “SA Takeover Regulations”), the Mediclinic Board has been constituted as an independent board to consider the Combination and to make a recommendation to Mediclinic shareholders regarding the Combination. The Mediclinic Board has, in compliance with section 114 of the SA Companies Act, appointed Ernst & Young as independent expert (“Independent Expert”) to provide an opinion regarding the Mediclinic Scheme. The Mediclinic Board believes that the Combination and the terms thereof are in the best interests of Mediclinic shareholders and, subject to receipt and having taken cognisance of the Independent Expert’s opinion, the Mediclinic Board expects to be able to recommend unanimously that Mediclinic shareholders vote in favour of the Mediclinic Scheme and the resolutions required to approve and implement the Combination and related matters to be proposed at the Mediclinic general meeting. The directors of Mediclinic who hold Mediclinic Shares have irrevocably undertaken to vote in favour of the Mediclinic Scheme and the resolutions required to approve and implement the Combination and related matters to be proposed at the Mediclinic general meeting.

7.             Board, executive management and governance

Following completion of the Combination, the Board of the Enlarged Group will comprise a majority of independent non-executive directors. Two directors from the Board of Al Noor, Ian Tyler and Seamus Keating, will be on the board of the Enlarged Group, which will also include existing directors of Mediclinic. The Chairman will be Edwin Hertzog (currently Chairman of Mediclinic) and the Senior Independent Director will be Ian Tyler (currently Chairman of Al Noor). The CEO of the Enlarged Group will be Danie Meintjes and the CFO will be Craig Tingle.

Following completion of the Combination, Remgro Limited (“Remgro”) is expected to own between 41% and 45% of the Enlarged Group, such that Remgro will be a “controlling shareholder” for the purpose of the UK Listing Rules. As required by the UK Listing Rules, Al Noor and Remgro have agreed the terms of a relationship agreement, which will take effect on completion of the Combination, to govern the ongoing relationship between Remgro and Al Noor following completion, the principal purpose of which is to ensure that Al Noor is capable of carrying out its business independently of Remgro and its associates (the “Relationship Agreement”).

Under the terms of the Relationship Agreement:

•                                          Remgro undertakes to conduct all transactions and arrangements with any member of the Enlarged Group at arm’s length and on normal commercial terms; not to take any action that would have the effect of preventing the Enlarged Group from complying with its obligations under the UK Listing Rules; not to propose or procure the proposal of a shareholder resolution which is intended or appears to be intended to circumvent the proper application of the UK Listing Rules; and to abstain from voting on any shareholder resolution that is required to be passed under Chapter 11 of the UK Listing Rules in order to approve a related party transaction involving Remgro or any of its associates (as defined in the UK Listing Rules), as the related party. Remgro also undertakes to procure, so far as it is legally able to do so, that its associates comply with such undertakings.

•                                          Remgro undertakes not to solicit senior employees of the Enlarged Group for a period of two years, and to preserve the confidentiality of the Enlarged Group’s information.

•                                          Remgro is entitled to appoint one director (or, at Remgro’s election, an observer) for every 10% of the voting rights held by it or its associates, up to a maximum of three directors, provided that the right to appoint a third director is subject to the requirement that the Board will, following such appointment, comprise a majority of independent directors. Remgro is also entitled to representation on each committee of the Board (save that the Audit and Risk Committee shall comprise solely of independent directors). The Relationship Agreement requires the presence of a director appointed by Remgro at board meetings in order to constitute a quorum.

•                                          Al Noor (as parent company of the Enlarged Group) undertakes not to effect any share repurchase or similar transaction that would give rise to an obligation on the part of Remgro to make a general offer under Rule 9 of the UK Takeover Code, unless a waiver from the obligation under Rule 9 of the UK Takeover Code has been granted by the UK Takeover Panel.

Remgro, through its wholly-owned subsidiary Remgro Healthcare Holdings (Proprietary) Limited, currently holds 41.9% of the issued share capital of Mediclinic. Remgro is an investment holding company listed on the JSE, with a market capitalisation equivalent to approximately GBP6.38 billion as at 1 October 2015. Remgro holds interests in over 30 listed and unlisted portfolio companies in a diverse range of sectors.

8.             Funding arrangements and cash confirmation

The cash payments to existing Al Noor shareholders will be partly funded through a subscription by Remgro or its wholly-owned subsidiary for 72,115,384 new Al Noor Shares at a fixed price of GBP8.32 per share, to raise proceeds of GBP600 million. This equity subscription is to be financed by a GBP600 million (equivalent) loan facility provided to Remgro by RMB and Morgan Stanley.

In addition, affiliates of Morgan Stanley and RMB, as joint mandated lead arrangers and underwriters, debt advisors and bookrunners, have arranged and entered into a loan facility of up to GBP400 million with Mediclinic which will be made available to the Enlarged Group on completion of the Combination on the basis that Al Noor will accede to the loan facility as borrower (the “Mediclinic Facility Agreement”).

As a result of these arrangements, Morgan Stanley & Co. International plc is satisfied that sufficient resources are available to Al Noor to pay in full the amounts that may become due to Al Noor shareholders under the Tender Offer (assuming take-up of the maximum number of 74,069,109 Al Noor Shares).

9.             Share plans

Participants in the Mediclinic and Al Noor Share plans will be contacted regarding the effect of the Combination on their rights under the relevant plan, and will be provided with further details concerning the proposals which will be made to them in due course.

10.          Reverse takeover under the UK Listing Rules

As the Combination will constitute a reverse takeover for the purpose of the UK Listing Rules, Al Noor’s listing on the premium segment of the Official List of the FCA will be cancelled on completion of the Combination, and application will be made to the FCA and the LSE for the existing and new shares of Al Noor to be re-admitted to the premium segment of the Official List and to trading on the LSE, respectively (together, “UK Admission”). A prospectus in respect of the Enlarged Group will be published in relation to the application for UK Admission, in due course.

Pursuant to LR 5.6.12G(2) of the UK Listing Rules, Al Noor confirms that Mediclinic has complied with the disclosure requirements of the JSE applicable to it, that information disclosed pursuant to those requirements can be obtained at http://www.mediclinic.com and that there are no material differences between those disclosure requirements and the disclosure requirements under the Disclosure Rules and Transparency Rules of the FCA.

11.          UK Takeover Code and whitewash resolution

On completion of the Combination, and taking into account the new Al Noor Shares to be issued to Remgro or its subsidiaries, Remgro is expected to hold between 41% and 45% of the shares in Al Noor, depending on take-up by existing Al Noor shareholders under the Tender Offer.

Under Rule 9 of the UK Takeover Code, a person who (together with persons acting in concert with it) acquires an interest in shares carrying 30% or more of the voting rights in a company that is subject to the UK Takeover Code is normally obliged to make an offer to acquire all of the shares.

The UK Takeover Panel has agreed in principle to waive this obligation, subject to its approval of the shareholder circular to be published by Al Noor in connection with the Combination and to the independent shareholders of Al Noor passing a separate “whitewash” resolution, to be taken on a poll, waiving the requirement for Remgro and its concert parties (as defined in the UK Takeover Code) to make an offer for all of the shares in Al Noor pursuant to Rule 9 of the UK Takeover Code. Al Noor and Mediclinic have agreed that the “whitewash” resolution will be proposed on the basis that the combined holdings of Remgro and its concert parties will not exceed 50% of the shares in Al Noor.

12.          Al Noor reductions of capital

Al Noor does not currently have sufficient distributable reserves to enable it to pay the Special Dividend. Therefore, as part of the resolutions to approve the Combination, a special resolution will be proposed to Al Noor shareholders at the Al Noor general meeting, for the reduction of Al Noor’s existing share premium account in order to create distributable reserves. In order for this reduction of Al Noor’s share premium account to become effective, the special resolution must be confirmed by the Court, pursuant to section 648 of the Companies Act of 2006 in the United Kingdom (“UK Companies Act”). If confirmed by the Court, the effect of this reduction of capital will be to create sufficient distributable reserves to enable Al Noor to pay the Special Dividend. It will be a condition to the Mediclinic Scheme that this reduction of Al Noor’s existing share premium account is confirmed by the Court and becomes effective.

The cancellation of the existing Al Noor Shares tendered and accepted for cancellation under the Tender Offer will also constitute a reduction of capital and, accordingly, a further special resolution will be proposed to Al Noor shareholders at the general meeting to permit the cancellation of those shares and the associated reduction of capital. This special resolution must also be confirmed by the Court pursuant to section 648 of the UK Companies Act. However, this reduction of capital can only be confirmed by the Court after the Mediclinic Scheme becomes effective and, accordingly, there is a risk that if the Court does not approve the cancellation of the shares tendered under the Tender Offer, the Tender Offer would not be able to proceed.

13.          Conditions and further terms

Conditions to posting the Mediclinic shareholder circular

The posting of the Mediclinic shareholder circular is subject to:

•                                          the simultaneous publication or posting (as applicable) of the Al Noor shareholder circular, an FCA-approved prospectus in respect of the Enlarged Group and, as required under the SA Companies Act, a prospectus in respect of the Al Noor group; and

•                                          any requisite approvals being received from the JSE, the SA Takeover Panel, and the Financial Surveillance Department of the South African Reserve Bank (to the extent required) for the posting of the Mediclinic shareholder circular.

Conditions to the Mediclinic Scheme

The Mediclinic Scheme will be subject to the fulfilment or waiver (as applicable) of the conditions precedent set out in Appendix III to this announcement by no later than the Long Stop Date (as defined in Appendix III to this announcement). These conditions include conditions relating to:

•                                          the approval, posting and publication of the required shareholder documentation;

•                                          the approval by Al Noor and Mediclinic shareholders of resolutions required to implement the Combination;

•                                          the UK Takeover Panel waiving the requirement for Remgro to make an offer for Al Noor under Rule 9 of the UK Takeover Code, and the associated “whitewash” resolution having being duly passed by the requisite majority of Al Noor shareholders;

•                                          approvals relating to the admission of Al Noor Shares to trading on the LSE and the JSE;

•                                          the receipt of competition authority clearances in South Africa and Namibia and other required regulatory clearances;

•                                          confirmation by the High Court of Justice of England and Wales of the resolution for the reduction of Al Noor’s existing share premium account in order to create distributable reserves, and such reduction of capital having become effective;

•                                          the implementation of certain preliminary steps relating to the Mediclinic Scheme;

•                                          the Remgro equity subscription; and

•                                          other customary conditions relating to the businesses of the two groups.

Conditions to the Special Dividend and Tender Offer

The Special Dividend and the Tender Offer are conditional on the Mediclinic Scheme becoming effective in accordance with its terms. The Tender Offer is, in addition, subject to the further condition that the Court confirms the cancellation of the shares tendered and the associated reduction of capital.

The detailed terms and conditions of the Combination (including the Special Dividend and the Tender Offer) will be set out in full in the shareholder circulars to be published by Al Noor and Mediclinic, respectively, in due course.

14.          Settlement of the consideration under the Mediclinic Scheme

Settlement of the consideration receivable by Mediclinic shareholders pursuant to the Mediclinic Scheme (the “Scheme Consideration”) is subject to the South African Exchange Control Regulations.

The Scheme Consideration will only be made available in dematerialised form (i.e. no individual share certificates will be issued by Al Noor). Accordingly, certificated scheme participants will be required to move into a dematerialised environment.

Al Noor confirms that, subject to approval by Al Noor shareholders of the resolutions necessary for Al Noor to implement the Combination, it will have sufficient authorities to allot and issue the new Al Noor Shares to all Mediclinic shareholders becoming entitled thereto under the Mediclinic Scheme.

15.          Termination of the Mediclinic listing on the JSE and Namibian Stock Exchange

Following the implementation of the Mediclinic Scheme, application will be made to the JSE to terminate the listing of the Mediclinic Shares on the JSE and the Namibian Stock Exchange.

The secondary listing of the Enlarged Group on the JSE is expected to become effective, and dealings in new Al Noor Shares on the JSE to commence, as soon as practicable after the Mediclinic Scheme becomes effective. A listing for the Enlarged Group on the Namibian Stock Exchange may also be sought, but is not a condition to the implementation of the Combination.

16.          SA Takeover Panel Considerations

Al Noor does not hold any direct or indirect beneficial interests in, or any direct or indirect option to purchase, any Mediclinic Shares. Persons “acting in concert” (or presumed to be acting in concert) with Al Noor (within the meaning of the SA Takeover Regulations), if any, shall not be entitled to vote on the relevant Mediclinic shareholder resolutions.

The SA Takeover Panel has, in terms of section 119(6) of the SA Companies Act, granted Mediclinic, Al Noor and Remgro with an exemption from the provisions of section 127(1) of the SA Companies Act in connection with the GBP600 million equity subscription by Remgro or its wholly-owned subsidiary to partly fund the cash payments to existing Al Noor shareholders as referred to in paragraph 8 above.

This announcement constitutes a “firm intention announcement” (as contemplated in the SA Takeover Regulations) of Al Noor’s intention to make an offer to Mediclinic shareholders by way of the Mediclinic Scheme.

17.          Pro forma financial information

As required by the SA Takeover Regulations, an unaudited statement of the pro forma financial effects of the Combination is set out at Appendix I to assist Mediclinic shareholders to assess the impact of the Combination on earnings per share, headline earnings per share, normalised headline earnings per share, net asset value and tangible net asset value per share.

Based on conservative growth assumptions for Al Noor and Mediclinic’s existing business plans (excluding synergies), Mediclinic expects the Combination to be earnings neutral to Mediclinic shareholders in the first full year of consolidation and accretive thereafter.(6)

18.          Independent expert opinion

The Mediclinic Board has appointed Ernst & Young as Independent Expert to provide an independent expert opinion regarding the Mediclinic Scheme as required by section 114 of the SA Companies Act.

19.          Bid Conduct Agreement

Al Noor and Mediclinic have today entered into a bid conduct agreement in respect of the Combination (the “Bid Conduct Agreement”). Under the terms of the Bid Conduct Agreement:

•                                          The parties have agreed to provide information relating to and, where applicable, cooperate, with respect to the preparation of the necessary regulatory filings, shareholder circulars and prospectuses.

•                                          Mediclinic has undertaken to take certain steps in relation to the preparation of the Mediclinic scheme circular.

•                                          The parties have set out their intentions with regards to the treatment of certain existing share schemes.

•                                          Mediclinic has agreed to pay a break fee of GBP5 million to Al Noor, as Al Noor’s exclusive remedy, if the Bid Conduct Agreement is terminated: (i) as a result of the Mediclinic Board not making or, once made, withdrawing, modifying or qualifying its recommendation to Mediclinic shareholders that they vote in favour of the resolutions necessary to implement the Combination; or (ii) as a result of the failure or inability to satisfy certain of the conditions precedent to implementation of the Combination set out in Appendix III to this announcement. The break fee represents approximately 0.09% of Mediclinic’s market capitalisation as at the close of trading on 13 October 2015.

20.          Mediclinic responsibility statement

The Mediclinic Board accepts responsibility for the information contained in this announcement to the extent that it relates to Mediclinic. To the best of their knowledge and belief, the information contained in this announcement is true and nothing has been omitted which is likely to affect the importance of the information.

21.          Al Noor responsibility statement

The Al Noor Board accepts responsibility for the information contained in this announcement to the extent that it relates to Al Noor. To the best of their knowledge and belief, the information contained

(6)              This statement is not intended as a profit forecast or estimate for any period nor should be interpreted to mean that earnings per share or headline earnings per share for the current or future financial years would necessarily match or exceed the historical published earnings per share or headline earnings per share.

in this announcement is true and nothing has been omitted which is likely to affect the importance of the information.

22.          Next steps and timing

Al Noor will in due course publish and dispatch a circular to its shareholders containing a notice to convene a general meeting of Al Noor shareholders, at which meeting the resolutions required to approve and implement the Combination (including the Special Dividend and Tender Offer), the whitewash resolution and certain related and consequential matters, will be proposed.

Al Noor will also publish a prospectus in respect of UK Admission, and a prospectus registered with the Companies and Intellectual Property Commission of South Africa in respect of the offering of the new Al Noor Shares pursuant to the Mediclinic Scheme.

Mediclinic will in due course publish and dispatch a combined circular to its shareholders containing full details of the Mediclinic Scheme, together with the expected timetable, and a notice to convene a general meeting of Mediclinic shareholders, at which meeting the resolutions required to approve and implement the Mediclinic Scheme, and certain related and consequential matters, will be proposed.

Subject to the satisfaction or waiver of the conditions, it is currently expected that the shareholder meetings will be held in December 2015 and that the Combination will complete during the first quarter of 2016.

Appendix I: Unaudited statement of pro forma financial effects

The unaudited statement of pro forma financial effects set out below has been prepared to assist Mediclinic shareholders to assess the impact of the proposed Combination on the earnings per share (“EPS”), headline EPS (“HEPS”), normalised HEPS, net asset value (“NAV”) and tangible NAV (“TNAV”) per Mediclinic Share.

These pro forma financial effects are presented for illustrative purposes only and, due to their nature, may not fairly present the Enlarged Group’s financial position or the results of its operations after the proposed Combination is implemented.

A simple consolidation of the historical financial information does not appropriately reflect the future prospects of the combined businesses due to, inter alia, the following factors: movements in the exchange rates, changes in the regulatory environment, ability to successfully integrate the businesses and attraction and retention of quality healthcare professionals. Consequently, historical performance is not an appropriate reflection of future prospects. In addition, the calculations below do not take into account Al Noor’s earnings growth since FY2014 or potential synergies arising from this combination.

The unaudited pro forma financial effects have been prepared in terms of the Guide on Pro Forma Financial Information issued by the South African Institute of Chartered Accountants. The statement is the responsibility of the Mediclinic Board and is provided for illustrative purposes only. The material assumptions are set out in the notes following the table.

	Before the		Pro forma
	Combination(1),(2)		adjustments (3)		After the Combination
		1
	1 Mediclinic	Mediclinic			1 Al Noor	0.6250 Al
Pro forma financial effects for the	Share	Share			Share	Noor Shares	Percentage
year ended 31 March 2015	cents	pence	pence		pence	pence	change

EPS (cents/pence)	509.5	28.6	1.8	(4)	30.4	19.0	(34)%

HEPS (cents/pence)	483.9	27.2	1.4	(4)	28.5	17.8	(34)%

Normalised HEPS (cents/pence)	408.2	22.9	10.9	(5)	33.8	21.1	(8)%

NAV per share (cents/pence)	3,752.5	207.8	206.8	(6)	414.6	259.4	25%

TNAV per share (cents/pence)	2,363.7	130.9	(11.7	)(6)	119.2	74.5	(43)%

Weighted average number of shares (millions)	843.4	843.4	(201.4)		642.0		(24)%

Notes and assumptions:

(1)                                 Extracted from the audited published results of Mediclinic for the year ended 31 March 2015.

(2)                                 The unaudited statement of pro forma financial effects is compiled prior to the acquisition of a 29.9% interest in Spire Healthcare Group plc and the Mediclinic rights issue which closed on 21 August 2015.

(3)                                 Al Noor has 116.9 million shares in issue. Mediclinic shareholders receive 0.62500 Al Noor Shares for every Mediclinic Share held resulting in 534.0 million Al Noor Shares being issued to Mediclinic shareholders. Remgro subscribes for 72.1 million Al Noor Shares at GBP8.32 per share. Al Noor shareholders accept the maximum available cash take out under the Tender Offer resulting in 74.1 million Al Noor Shares being cancelled. Total Enlarged Group shares in issue of 648.9 million.

(4)                                 For the purposes of calculating EPS and HEPS it was assumed that:

a.                                      the Combination was effected on 1 April 2014;

b.                                      Al Noor’s income statement information was extracted from its audited financial statements for the year ended 31 December 2014;

c.                                       Al Noor’s income statement information was converted at USD1.65: GBP1 being the average rate for the 12 months ended 31 December 2014;

d.                                      transactions costs for the Combination amount to GBP56m with STT of GBP14 million;

e.                                       loan facilities are used for 365 days following which they are refinanced;

f.                                        finance cost amounting to GBP24 million charged in respect of the loan finance; and

g.                                       the adjustments are non-deductible for tax purposes.

(5)                                 Normalised HEPS excludes the one-off transaction costs amounting to GBP70 million and more accurately reflects the position of the Enlarged Group.

(6)                                 For the purposes of NAV per share and TNAV per share it was assumed that:

a.                                      the proposed transaction was effected on 31 March 2015;

b.                                      Al Noor’s statement of financial position information was extracted from its audited financial statements at 31 December 2014;

c.                                       Al Noor’s statement of financial position was converted at USD1.56:GBP1 being the spot rate as at 31 December 2014;

d.                                      Mediclinic Share price of GBP5.20 and Al Noor Share price of GBP8.32;

e.                                       a special dividend of GBP3.28 per share is paid to Al Noor shareholders;

f.                                        the proposed transaction will be accounted for as a reverse acquisition under IFRS. The consolidated financial information of the Enlarged Group will reflect the acquisition of Al Noor by applying the IFRS 3 ‘acquisition method’ of accounting on the Al Noor identifiable assets acquired and liabilities assumed. As the valuation of the Al Noor identifiable assets and assumed liabilities will only be performed after completion of the Combination, the calculation of goodwill for the purposes of the above disclosures does not reflect any fair value adjustments that may be made after completion of the Combination. The purchase consideration in terms of IFRS 3, which includes the special dividend of GBP383 million, is calculated as GBP1,388 million and goodwill of GBP1,238 million is provisionally booked.

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that revenue, earnings, earnings per share, headline earnings per share, net asset value per share or tangible net asset value per share for Al Noor, Mediclinic or the Enlarged Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published revenue, earnings, earnings per share, headline earnings per share, net asset value per share or tangible net asset value per share for Al Noor or Mediclinic, as appropriate.

Appendix II: Sources of information and bases of calculation

In this announcement, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

1.                                      The financial information relating to Mediclinic is extracted (without adjustment) from the audited consolidated financial statements of Mediclinic for the relevant years, prepared in accordance with IFRS.

2.                                      The financial information relating to Al Noor is extracted (without adjustment) from the audited consolidated financial statements of Al Noor for the relevant years or from the unaudited interim consolidated financial statements of Al Noor for the relevant half years, prepared in accordance with IFRS.

3.                                      Any references to the existing issued share capital of Mediclinic are based on 979,068,436 Mediclinic Shares in issue as at 13 October 2015 (being the last practicable date prior to the release of this announcement).

4.                                      Any references to the existing issued share capital of Al Noor are based on 116,866,203 Al Noor Shares in issue as at 13 October 2015 (being the last practicable date prior to the release of this announcement).

5.                                      All share prices, closing share prices and market capitalisations stated for Mediclinic and Remgro are based on closing middle market prices derived from the Johannesburg Stock Exchange, and for Al Noor on the London Stock Exchange Daily Official List.

6.                                      The percentage ownership of the Enlarged Group which would be held by Mediclinic shareholders if the Combination completes is based on the number of Mediclinic Shares in issue set out in 3 above and the number of Al Noor Shares in issue set out in 4 above.

Appendix III: Conditions

Part A: Conditions to the Combination

1.                                      The Al Noor Circular, Enlarged Group Prospectus, Al Noor SA Prospectus and Mediclinic Scheme Circular having been approved for publication or dispatch (as applicable) by the relevant Regulatory Authorities, and having been published and dispatched within 60 days of the date of this announcement (or such later date as may be agreed between the parties) and, in each case (save as may be agreed between the parties), proposing the Combination (including the Special Dividend and the Tender Offer) on the terms set out in this announcement and the Implementation Steps Plan;

2.                                      Approval for the Combination having been obtained from: (a) the Competition Commission and Competition Tribunal in South Africa; and (b) the Namibian Competition Commission by no later than the Long-Stop Date, in each case either unconditionally or subject to conditions which would not have a material effect on the business of the Mediclinic Group in the relevant jurisdiction, in the reasonable opinion of Mediclinic and Al Noor.

3.                                      The approval of the Mediclinic Resolutions by the requisite majority of Mediclinic Shareholders, including approval of the Assets Transfer and the Mediclinic Scheme as contemplated in section 115(2) of the SA Companies Act, respectively, and: (a) to the extent required, the approval of the implementation of such resolution(s) by the SA Court; and (b) if applicable, Mediclinic not treating the aforesaid resolution(s) as a nullity, as contemplated in section 115(5)(b) of the SA Companies Act;

4.             In relation to the Assets Transfer or the Mediclinic Scheme:

(a)                                 there being no Mediclinic Shareholder entitled to issue a demand under section 164(5) of the SA Companies Act; or

(b)                                 if there is a Mediclinic Shareholder entitled to issue a demand under section 164(5) of the SA Companies Act, then, in the period of 30 “business days” (within the meaning of the SA Companies Act) following the date on which the resolution to approve the Assets Transfer or Mediclinic Scheme (as applicable) is actually passed, there either having been no valid demands received by Mediclinic under that section or there having been valid demands received by Mediclinic under that section in respect of not more than 3 per cent. of Mediclinic’s issued shares;

5.                                      The receipt of such approvals, consents or waivers from all regulatory bodies, governmental or quasi-governmental entities (other than those in paragraphs 2, 9, 10 and 11 of this Part A) on terms satisfactory to Al Noor and Mediclinic (acting reasonably), as are necessary for the implementation the Combination (including the Special Dividend and the Tender Offer and the financing thereof) on the terms currently envisaged including, but not limited to, the SA Takeover Panel (in terms of a compliance certificate to be issued in terms of the SA Companies Act in relation to the Mediclinic Scheme), the Financial Surveillance Department of the South African Reserve Bank for the requisite exchange control approvals, and the JSE for the delisting of Mediclinic and such approvals, consents or waivers becoming unconditional in accordance with their terms (except for any condition requiring the Mediclinic Scheme to become effective);

6.                                      The Al Noor Resolutions being duly passed at the Al Noor General Meeting (or at any adjournment thereof), in each case by the requisite majority of Al Noor Shareholders, and such Al Noor Resolutions not having been revoked or modified, or any resolution of Al Noor subsequently having been passed that is inconsistent with the Al Noor Resolutions;

7.                                      The UK Takeover Panel waiving the requirement for Remgro to make an offer for Al Noor under Rule 9 of the UK Takeover Code and the Whitewash Resolution having being duly passed at the Al Noor General Meeting (or at any adjournment thereof) by the requisite majority of Al Noor Shareholders, taken on a poll and such waiver and approval remaining in full force and effect;

8.                                      Confirmation by the High Court of Justice of England and Wales of the First Reduction of Capital, and such First Reduction of Capital having become effective in accordance with section 649(3)(b) of the UK Companies Act;

9.                                      The UK Listing Authority having acknowledged to Al Noor or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the new Al Noor Shares to be issued to Mediclinic Shareholders pursuant to the Mediclinic Scheme and to the Remgro Subscriber pursuant to the Remgro Subscription to listing on the premium segment of the Official List of the UK Listing Authority has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the UK Listing Authority and any such listing conditions have been satisfied;

10.                               The London Stock Exchange having acknowledged to Al Noor or its agent (and such acknowledgement not having been withdrawn) that the new Al Noor Shares to be issued to Mediclinic Shareholders pursuant to the Mediclinic Scheme and to the Remgro Subscriber pursuant to the Remgro Subscription will be admitted to trading on the London Stock Exchange’s main market for listed securities;

11.                               The JSE having granted an application for listing to Al Noor (and such application for listing not having been withdrawn) that the application for Al Noor’s secondary listing on the Main Board of the JSE has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective on the applicable date required by the JSE Listings Requirements;

12.                               To the extent applicable having regard to the terms of the Mediclinic Scheme, the proposed allotment and issue of the new Al Noor Shares pursuant to the Mediclinic Scheme not having become unlawful by reason of section 580(1) of the UK Companies Act (shares not to be allotted at a discount);

13.                               To the extent applicable having regard to the terms of the Mediclinic Scheme, the requirements of section 593 of the UK Companies Act (valuation of non-cash consideration for shares) having been complied with in respect of the relevant allotments of new Al Noor Shares pursuant to the Mediclinic Scheme;

14.                               No licence which is held by any member of the Al Noor Group which is necessary for the proper carrying on of its business having been withdrawn, cancelled or terminated where such withdrawal, cancellation or termination has had, or would reasonably be expected to have, a material adverse effect on the Al Noor Group taken as a whole and for this purpose, an adverse effect shall be “material” if it could reasonably be expected to result in the EBITDA of the Al Noor Group for the years ended 31 December 2015 or 31 December 2016 being more than 10 per cent. less than the EBITDA for the year ended 31 December 2014;

15.                               No licence which is held by any member of the Mediclinic Group which is necessary for the proper carrying of its business having been withdrawn, cancelled or terminated where such withdrawal, cancellation or termination has had, or would reasonably be expected to have, a material adverse effect on the Mediclinic Group taken as a whole and for this purpose, an adverse effect shall be “material” if it could reasonably be expected to result in the EBITDA of the Mediclinic Group for the years ended 31 March 2016 or 31 March 2017 being more than 10 per cent. less than the EBITDA for the year ended 31 March 2015;

16.                               Mediclinic not having discovered that any financial, business or other information concerning the Al Noor Group as contained in the information publicly disclosed as at the date of this announcement, by or on behalf of any member of the Al Noor Group was materially misleading, contained a material misrepresentation of fact or omitted to state a material fact necessary to make that information not misleading, in each case, to the extent which is material in the context of the Al Noor Group taken as a whole;

17.                               Al Noor not having discovered that any financial, business or other information concerning the Mediclinic Group as contained in the information publicly disclosed as at the date of this announcement, by or on behalf of any member of the Mediclinic Group was materially misleading, contained a material misrepresentation of fact or omitted to state a material fact necessary to make that information not misleading, in each case, to the extent which is material in the context of the Mediclinic Group taken as a whole;

18.                               No law or regulation and no order or judgment of any court or governmental or regulatory authority in the United Kingdom or South Africa having been made or issued, and no consent or approval of any governmental or regulatory authority in the United Kingdom or South Africa that has been obtained in connection with the Combination (including the Special Dividend and the Tender Offer) having been withdrawn, cancelled, terminated or modified, which would in either case have the effect of making unlawful or otherwise prohibiting the implementation of the Combination (including the Special Dividend and the Tender Offer);

19.                               No event or circumstance having occurred in relation to any member of the Al Noor Group that would, on the accession by Al Noor to the Mediclinic Facility Agreement, prohibit the drawing of the total commitments under the Mediclinic Facility Agreement (in each case for the purposes of financing the Special Dividend and Tender Offer) or cause such total commitments to be cancelled or reduced;

20.                               None of the actions or events set out in Part B of this Appendix III having occurred in relation to Mediclinic or any other company in the Mediclinic Group, that has not been remedied to the reasonable satisfaction of Al Noor;

21.                               None of the actions or events set out in Part B of this Appendix II (other than in paragraphs 4, 14 and 16 (as it relates to paragraph 4 or 14) thereof) having occurred in relation to Al

Noor or any other company in the Al Noor Group, that has not been remedied to the reasonable satisfaction of Mediclinic;

22.                               None of the following events having occurred in relation to Mediclinic or any other company in the Mediclinic Group which contributes 10 per cent. or more of the EBITDA of the Mediclinic Group:

(a)           it is dissolved or de-registered; or

(b)                                 an order or declaration is made, or a resolution is passed, for the administration, custodianship, bankruptcy, liquidation, business rescue, winding-up, judicial management, receivership, supervision, trusteeship, de-registration or dissolution (and, in each case, whether provisional or final) of it, its assets or its estate or an order or declaration is made, or a resolution is passed, to authorise the commencement of any business rescue proceeding in respect of it, its assets or its estate; or

(c)                                  it convenes any meeting to consider the passing of resolution for the administration, custodianship, bankruptcy, liquidation, business rescue, winding-up, judicial management, receivership, supervision, trusteeship, de-registration or dissolution (and, in each case, whether provisional or final) of it, its assets or its estate or to authorise the commencement of any business rescue proceeding in respect of it, its assets or its estate; or

(d)                                 it seeks or requests the appointment of an administrator, liquidator (whether provisional or final), business rescue practitioner, conservator, receiver, trustee, judicial manager, judicial receiver, administrative receiver, compulsory manager, custodian or other similar official for it or for all or substantially all its assets or estate; or

(e)                                  it has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(f)                                   it is unable (or admits inability) to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent (but excluding for this purpose any technical insolvency) or stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or proposes or seeks to make or makes a general assignment or any arrangement, compromise or composition with or for the benefit of its creditors or any class of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

(g)                                  it takes or proposes to its creditors any proceeding for, or seeks to make or makes, a general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due); or

(h)                                 any receiver, administrative receiver, judicial receiver, judicial manager, administrator, compulsory manager, judicial custodian, trustee in bankruptcy, liquidator (whether provisional or final), business rescue practitioner or the like is appointed in respect of it, its estate or any material part of its assets; or

(i)                                     it causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in the above paragraphs;

23.                               None of the following events having occurred in relation to Al Noor or any other any company in the Al Noor Group which contributes 10 per cent or more of the EBITDA of the Al Noor Group:

(a)           it is dissolved or de-registered; or

(b)                                 an order or declaration is made, or a resolution is passed, for the administration, custodianship, bankruptcy, liquidation, business rescue, winding-up, judicial management, receivership, supervision, trusteeship, de-registration or dissolution (and, in each case, whether provisional or final) of it, its assets or its estate or an order or declaration is made, or a resolution is passed, to authorise the commencement of any business rescue proceeding in respect of it, its assets or its estate; or

(c)                                  it convenes any meeting to consider the passing of resolution for the administration, custodianship, bankruptcy, liquidation, business rescue, winding-up, judicial management, receivership, supervision, trusteeship, de-registration or dissolution (and, in each case, whether provisional or final) of it, its assets or its estate or to authorise the commencement of any business rescue proceeding in respect of it, its assets or its estate; or

(d)                                 it seeks or requests the appointment of an administrator, liquidator (whether provisional or final), business rescue practitioner, conservator, receiver, trustee, judicial manager, judicial receiver, administrative receiver, compulsory manager, custodian or other similar official for it or for all or substantially all its assets or estate; or

(e)                                  it has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(f)                                   it is unable (or admits inability) to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent (but excluding for this purpose any technical insolvency) or stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or proposes or seeks to make or makes a general assignment or any arrangement, compromise or composition with or for the benefit of its creditors or any class of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

(g)                                  it takes or proposes to its creditors any proceeding for, or seeks to make or makes, a general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due); or

(h)                                 any receiver, administrative receiver, judicial receiver, judicial manager, administrator, compulsory manager, judicial custodian, trustee in bankruptcy, liquidator (whether provisional or final), business rescue practitioner or the like is appointed in respect of it, its estate or any material part of its assets; or

(i)                                     it causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in the above paragraphs; and

24.                               Other than in respect of any condition which by its nature can only be satisfied immediately before, or at such time as, the Mediclinic Scheme becomes effective, the Subscription Agreement is unconditional in all respects.

Part B: Matters referred to in paragraphs 20 and 21 of Part A

1.                                      Entering into any binding commitments in connection with any acquisition or disposal of a material asset, or which encumbers any material asset of the business; or

2.                                      amending or proposing to amend its memorandum of incorporation (or equivalent constitutional documents), save (a) as may be required to comply with any applicable law or as contemplated by the Bid Conduct Agreement and/or the Scheme or (b) in a manner which will not impact adversely on the implementation of the Combination (including the Special Dividend or the Tender Offer);

3.                                      reorganising, amalgamating or merging any member of their respective Groups with any other person or entity, or acquiring or agreeing to acquire by amalgamating, merging or consolidating with, purchasing the shares of or substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof or disposing or transferring or agreeing to dispose of or transfer the shares or any of the assets of any member of their respective Groups, which would in each case be material in the context of the relevant Group (taken as a whole); or

4.                                      save in the case of Mediclinic in respect of the interim dividend payable in December 2015 (which shall not exceed such amount as would be payable by applying the same dividend payout ratio (being the dividend as a percentage of net profits) as applied in respect of the interim dividend paid by Mediclinic on 8 December 2014), declaring, setting aside or paying any dividend or other distribution (whether in cash, shares or other property) in respect of any share capital, except for the payment of dividends by members of their respective Groups which are wholly-owned by them or to another wholly-owned member of such Group or, in the case of the Mediclinic Group, for payment of dividends or other distributions (in the ordinary course of business in accordance with past practice) in respect of minority interests in associated or subsidiary undertakings; or

5.                                      (a) splitting, combining or reclassifying any share capital or issuing or authorising the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (b) allotting, issuing, or authorising or proposing the allotment or issue of any share capital or any securities convertible into share capital, or rights, warrants or options to subscribe for or acquire any share, or transferring any stock out of treasury, other than the allotment and issue of shares under the exercise or vesting of options or awards outstanding under the Share Schemes as at the date of this announcement, or save as contemplated by the Bid Conduct Agreement; or (c) amending or proposing to amend any of the terms of any securities which are exercisable for or convertible or exchangeable into ordinary shares of any member of their respective Groups, save as may be required to applicable law or regulation; or

6.                                      save as contemplated by the Bid Conduct Agreement or in accordance with the terms of employee share plans as existing at the date of this announcement, issuing or granting any options or awards under any employee share plans of their respective Groups or adopting or amending any employee share plans; or

7.                                      increasing total borrowings or entering into any new loan agreement with any bank or other financial institution other than as would (on Al Noor’s accession to the Mediclinic Facility Agreement) not be prohibited by the Mediclinic Facility Agreement; or

8.                                      granting or becoming bound by any guarantee, suretyship, indemnity or other security in respect of any person other than (a) as would (on Al Noor’s accession to the Mediclinic Facility Agreement) not be prohibited by the Mediclinic Facility Agreement or (b) in the ordinary course of business in a way consistent with past practice; or

9.                                      requesting the delisting or suspension of the listing of any class of its securities from any stock exchange unless required to do so by applicable law or regulation or the rules of the relevant stock exchange; or

10.                               forming or entering into or agree to enter into or form, or acquire a material interest in, any joint venture, partnership or agreement or other venture for the sharing of profits or assets other than in the ordinary course of business in a way consistent with past practice; or

11.                               save as contemplated in the Bid Conduct Agreement, making material changes to the general terms of employment of its employees or the terms of employment of the directors of Mediclinic or the Al Noor Directors (as applicable) in any way, or making any improvements to the emoluments (including bonus arrangements) applicable to such employee or Director, other than as expressly permitted under the Bid Conduct Agreement or in the ordinary course of business or under periodic salary or wage reviews in a way consistent with past practice; or

12.                               appointing a person as a director of Mediclinic or Al Noor (as applicable) or making any voluntary change to the board of Mediclinic or Al Noor (as applicable) (except for termination with just cause or replacement of departing personnel or as required under any existing relationship agreement with controlling shareholders); or

13.                               save as contemplated in the Bid Conduct Agreement, adopting or amending in a material way any employee benefit, pension, bonus or profit sharing scheme (including without limitation any scheme having share purchase or share option provisions); or

14.                               in the case of Mediclinic, entering into any arrangements with the trustees of any pension scheme, in which any member of the Mediclinic Group participate, to pay employer contributions to such scheme other than those employer contributions agreed with the trustees at the date of this announcement, save as required by law or regulation or the rules of any such scheme; or

15.                               save as contemplated in the Bid Conduct Agreement, entering into any arrangement with any non-executive Director, whereby any member of their respective Groups is required to make incentive payments to such non-executive Director upon the successful implementation of the Combination; or

16.          agreeing to do any of the foregoing,

except and to the extent that any of the foregoing is undertaken pursuant to or directly in connection with: (a) the completion or performance of any obligations undertaken under any contract or arrangement entered into prior to the date of this announcement (provided details of the same have been fairly disclosed to the other party prior to the date of this announcement); and/or (b) the completion or performance of any actions or obligations undertaken in terms of this announcement or required in order to give effect to or implement the Mediclinic Scheme or the Combination.

Part C: Waiver of Conditions

1.                                      The conditions in paragraphs 15, 17, 20 and 22 of Part A to this Appendix III are for the benefit of Al Noor and may be waived (in whole or in part) by Al Noor in its sole discretion by notice in writing to Mediclinic.

2.                                      The conditions in paragraphs 1, 14, 16, 21 and 23 of Part A to this Appendix III are for the benefit of Mediclinic and may be waived (in whole or in part) by Mediclinic in its sole discretion by notice in writing to Al Noor.

3.                                      The conditions in paragraph 4 of Part A to this Appendix III may be waived with the agreement in writing of both Mediclinic and Al Noor (in whole or in part); provided that Mediclinic may unilaterally waive such condition (in whole or in part) if Al Noor is satisfied (acting reasonably and having regard to such proposals as Mediclinic may make) that doing so would not require Al Noor to withdraw, qualify or modify the working capital statements set out in the Enlarged Group Prospectus or Al Noor Circular in any manner adverse to the implementation of the Combination (including the Special Dividend and the Tender Offer).

4.                                      The remainder of the conditions in Part A to this Appendix III cannot be waived by the parties.

Part D: Definitions

In this Appendix III, the following words shall have the following meanings:

“Al Noor Circular” means the circular to be dispatched to Al Noor Shareholders in connection with the Combination and containing a notice to convene the Al Noor General

Meeting, and including the form of proxy for use in respect of the Al Noor General Meeting and any forms of election for use in respect of the Tender Offer;

“Al Noor Directors” means the directors of Al Noor (but shall not include any person who becomes or who is proposed to become a director of Al Noor on completion of the Combination);

“Al Noor General Meeting” means the general meeting of Al Noor Shareholders at which the Al Noor Resolutions will be proposed;

“Al Noor Group” means Al Noor and its subsidiary undertakings;

“Al Noor Reductions” means the proposed reductions of capital of Al Noor under Section 641 of the UK Companies Act in connection with the Combination, being (i) the proposed reduction of Al Noor’s existing share premium account to create sufficient distributable reserves to enable Al Noor to pay the Special Dividend (the “First Reduction of Capital”); and (ii) the proposed cancellation of Al Noor Shares pursuant to the Tender Offer, the reduction of Al Noor’s share premium account to effect the Tender Offer, and the further reduction of Al Noor’s share premium account to USD1 billion to create distributable reserves;

“Al Noor Resolutions” means the resolutions to be proposed to Al Noor Shareholders for the purposes of approving:

(a)                                 the acquisition of Mediclinic pursuant to the Mediclinic Scheme for the purpose of Chapter 10 of the UK Listing Rules;

(b)                                 the issue and allotment of the new Al Noor Shares to be issued pursuant to the Mediclinic Scheme and to the Remgro Subscriber pursuant to the Remgro Subscription;

(c)                                  to the extent required, the disapplication of any pre-emption rights with respect to the allotments referred to in (b) above;

(d)                                 the Al Noor Reductions;

(e)                                  (if required by the UK Takeover Panel) the Combination, this Agreement and any related arrangement (including the Special Dividend and the Tender Offer) for the purposes of Rule 21 of the UK Takeover Code;

(f)                                   the change of Al Noor’s name to “Mediclinic International plc”;

(g)                                  certain changes to Al Noor’s articles of association to make provision for a South African branch register and Al Noor’s secondary listing on the JSE;

(h)                                 the waiver of an obligation on the part of Remgro to make an offer for Al Noor under Rule 9 of the UK Takeover Code (as contemplated by Note 1 of the Notes on Dispensations from Rule 9) (the “Whitewash Resolution”);

(i)                                     the renewal of Al Noor’s existing authorities under sections 551 and 571 of the UK Companies Act so as to be appropriate for Al Noor as the holding company of the Enlarged Group; and

(j)                                    such other matters as may be agreed between Mediclinic and Al Noor as being necessary or desirable in connection with the Combination (including the Special Dividend and Tender Offer);

“Al Noor SA Prospectus” means the prospectus proposed to be published by Al Noor in terms of section 99 of the SA Companies Act in connection with the Mediclinic Scheme;

“Al Noor Shareholders” means the holders of Al Noor Shares;

“Assets Transfer” means (if applicable) the transfer of certain assets from Mediclinic’s group to the Al Noor group, to take effect immediately prior to the Effective Date;

“CIPC” means the South Africa Companies and Intellectual Property Commission, established in terms of section 185 of the SA Companies Act;

“Enlarged Group Prospectus” means the prospectus required to be published by Al Noor in connection with the Combination, and any reference in this announcement to the “Enlarged Group Prospectus” shall be construed also as a reference to any supplementary prospectus published (or required to be published) by Al Noor in connection with Combination;

“First Reduction of Capital” has the meaning given in the definition of “Al Noor Reductions”;

“Group” means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company (but, in relation to Mediclinic and for the avoidance of doubt, does not include any of the Mpilo trusts that are consolidated into Mediclinic’s consolidated financial statements);

“Implementation Steps Plan” means the steps plan in relation to the implementation of the Combination set out in schedule 5 to the Bid Conduct Agreement;

“JSE Listings Requirements” means the Listings Requirements of the JSE;

“Long Stop Date” means the date that is six months after the date of this announcement (or such later date as the parties may agree in writing), provided that if (i) any person entitled to give a notice under section 164(3) of the SA Companies Act has given such notice within the period allowed therefore; and (ii) that person is able to satisfy the requirements of section 164(5) of the SA Companies Act; and (iii) the date on which the resolution of Mediclinic Shareholders to approve the Mediclinic Scheme or (if applicable) the Assets Transfer is actually passed is fewer than 30 “business days” (within the meaning of the SA Companies Act) before the Long Stop Date, the Long Stop Date shall be deferred by such additional number of days as may be required to ensure that it falls on the 31st “business day” (within the meaning of the SA Companies Act) after the date on which such resolution was actually passed;

“Mediclinic Facility Agreement” means the credit facility agreement between, among others, Mediclinic and FirstRand Bank Limited (acting through its Rand Merchant Bank division) as agent dated on or about the date of this announcement;

“Mediclinic Group” means Mediclinic and its subsidiary undertakings;

“Mediclinic Resolutions” means the resolutions to be proposed to Mediclinic Shareholders for the purpose of approving:

(a)           the Assets Transfer;

(b)           the Mediclinic Scheme;

(c)                                  any financial assistance given by Mediclinic or its subsidiary undertakings in connection with the Combination (including the Special Dividend and/or Tender Offer);

(d)                                 to the extent required by applicable law or regulation or the JSE Listings Requirements, any matter contemplated in the Implementation Steps Plan; and

(e)                                  such other matters as may be agreed between Mediclinic and Al Noor as being necessary or desirable in connection with the Combination (including the Special Dividend and Tender Offer);

“Mediclinic Scheme Circular” means the circular to be posted to Mediclinic Shareholders in relation to the Mediclinic Scheme and, if applicable, the Assets Transfer, and including the form of proxy for use in respect of the general meeting of Mediclinic Shareholders at which the Mediclinic Resolutions will be proposed and any form of election in respect of the Mediclinic Scheme;

“Mediclinic Shareholders” means the holders of Mediclinic Shares;

“Regulatory Authority” means any court or competition, anti-trust, national, supranational or supervisory body or other government, governmental, trade or regulatory agency or body, in each case in any jurisdiction and including, without limitation, the UK Takeover Panel, the SA Takeover Panel, the South African Reserve Bank, the JSE, the UK Listing Authority and the CIPC;

“Remgro Subscriber” means Remgro Healthcare Holdings (Proprietary) Limited or, at its election in accordance with the Subscription Agreement, one of its wholly-owned subsidiaries;

“Remgro Subscription” means the proposed subscription by the Remgro Subscriber for the Subscription Shares at a fixed price of GBP8.32 per share to raise proceeds of GBP600 million;

“SA Companies Act” means the South African Companies Act, No. 71 of 2008;

“SA Court” means the High Court of South Africa (Western Cape High Court, Cape Town);

“SA Takeover Panel” means the South African Takeover Regulation Panel, established in terms of section 196 of the SA Companies Act;

“Share Schemes” means the Al Noor Deferred Annual Bonus Plan 2013; the Al Noor Long Term Incentive Plan 2013;

“Subscription Shares” means the 72,115,384 new Al Noor Shares to be subscribed for by the Remgro Subscriber pursuant to the Subscription Agreement;

“Subscription Agreement” means the agreement entered into on or about the date of this Agreement between Remgro Healthcare Holdings (Proprietary) Limited and Al Noor, pursuant to which Remgro Healthcare Holdings (Proprietary) Limited agrees to subscribe (or to procure that one of its wholly owned subsidiaries subscribes) for the Subscription

Shares, conditional on (among other things) the Mediclinic Scheme becoming effective in accordance with its terms;

“UK Companies Act” means the Companies Act 2006 of England and Wales;

“UK Listing Authority” means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“UK Listing Rules” means the listing rules made by the UK Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000 and referred to in section 73A(2) of that Act; and

“Whitewash Resolution” has the meaning given in the definition of “Al Noor Resolutions”.